Exhibit 1.3

Proposed amendment to Article 18, clause no. 1 to the Articles of Association of Portugal Telecom, SPGS S.A.

Certain shareholders have proposed that Article 18 of our Articles of Association be amended at our Annual General Meeting of Shareholders to be held on March 27, 2009. The proposed changes to Article 18 read as follows:

“Article 18

Board of Directors

1.             The Board of Directors is composed of a minimum of fifteen and a maximum of twenty five members.

2.             …

3.             …”